UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 28, 2024

FREYR Battery, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-274434	93-3205861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6&8 East Court Square, Suite 300,
Newnan, Georgia 30263

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (678) 632-3112

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	FREY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	FREY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Chief Executive Officer Employment Agreement
On June 6, 2024, the Board of Directors (the "Board") of FREYR Battery, Inc., a Delaware corporation (the "Company"), appointed Tom Einar Jensen as its CEO, effective immediately. Mr. Jensen is also currently a member of the Board and will continue to hold this position until the Company’s 2025 annual meeting of stockholders and at such time as his successor is duly elected and qualified or until his earlier resignation or removal. Mr. Jensen's appointment was previously disclosed in the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 6, 2024.
The Company and Mr. Jensen have now finalized the terms of his compensation for the role as CEO of the Company and have entered into a Contract of Employment dated August 28, 2024 (the “Employment Agreement”), under which Mr. Jensen began his tenure as the CEO of the Company effective as of June 6, 2024 (the “Commencement Date”).
Under the Employment Agreement, Mr. Jensen will be eligible to receive an annual base salary of NOK 7 million, participate in the group bonus scheme with a bonus potential of twelve months base salary, and receive equity awards, as described further below. Mr. Jensen will also receive certain customary benefits, including paid vacation and health benefits.
Upon the Board’s approval of the Employment Agreement, Mr. Jensen received a one-time award of 1,500,000 performance options to purchase common stock of the Company (the “Performance Options”). The Performance Options shall vest upon Mr. Jensen reaching two specific performance targets (the “Performance Targets”). The decision whether such Performance Targets have been achieved will be determined exclusively by the Board. In case a Performance Target has not been met within one (1) year of the grant date, such options shall automatically terminate. Once vested, the Performance Options will remain exercisable for a term not to exceed five (5) years from the grant date, subject to Mr. Jensen's continued active employment with the Company. Mr. Jensen is also, from 2026 onwards, eligible to receive non-qualified options granted under the Company’s 2021 Equity Incentive Plan (the "2021 Plan") (the “LTIP Options”). Any such LTIP Options will vest in three (3) equal tranches over a period of three (3) years from the grant date, will remain exercisable for a term not to exceed five (5) years from the award’s grant date. Both the Performance Options and the LTIP Options are subject to the terms and conditions of the 2021 Plan.
In the event Mr. Jensen’s employment is terminated by the Company with notice, he will be entitled to a contractual severance indemnity equivalent to one (1) year base salary, provided, however, if notice is served within six (6) months of the Commencement Date, the severance indemnity will be equivalent to three (3) months’ base salary, and if notice is served after six (6) but before twelve (12) months of service, the severance indemnity will be equivalent to the number of months served times the monthly base salary. No severance indemnity will be paid if Mr. Jensen terminates the employment, retires, reaches the Company’s retirement age or shows gross breach of duty which can justify termination of the Employment Agreement with immediate effect under applicable law.
Mr. Jensen will receive no compensation for his service as a director of the Board apart from his compensation as CEO.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is attached to this Current Report as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between FREYR Battery Norway AS and Tom Einar Jensen
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FREYR Battery, Inc.

Date: September 4, 2024	By:	/s/ Are L. Brautaset
	Name:	Are L. Brautaset
	Title:	Chief Legal Officer

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